Exhibit 99.1

Cost Plus, Inc. Reports Fourth Quarter and Fiscal 2011 Results and

Provides Outlook for the First Quarter and Full Year Fiscal 2012

Oakland, CA — March 22, 2012 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its fourth quarter and fiscal year ended January 28, 2012 and provided its financial outlook for the first quarter and full year of fiscal 2012.

Fourth Quarter and Fiscal 2011 Highlights

•	Same store sales for the quarter increased 7.6% on top of a 7.7% increase for the quarter last year.

•	Same store customer count for the quarter increased 3.4% and same store average ticket increased 4.1%.

•	Net sales for fiscal 2011 were $963.8 million, a 5.2% increase compared to $916.6 million for fiscal 2010.

•	Net income from continuing operations for fiscal 2011 was $17.7 million compared to $4.7 million for fiscal 2010.

•	Earnings per diluted share from continuing operations for fiscal 2011 was $0.76 compared to $0.21 last year.

•	No outstanding borrowings as of January 28, 2012 compared to $25.4 million outstanding borrowings last year.

•	Non-GAAP EBITDA from continuing operations for fiscal 2011 was $51.3 million compared to $39.5 million for fiscal 2010.

Fourth Quarter and Fiscal 2011 Results from Continuing Operations

Net sales for the fourth quarter of fiscal 2011 were $364.3 million, a 6.7% increase compared to $341.6 million for the fourth quarter of last year. Same store sales for the fourth quarter of fiscal 2011 increased 7.6% on top of a 7.7% increase for the fourth quarter of last year. The increase in same store sales for the fourth quarter was due to an increase in customer count of 3.4% and an increase in the average ticket per customer of 4.1%. Net sales for fiscal 2011 were $963.8 million, a 5.2% increase compared to $916.6 million for fiscal 2010, and same store sales increased 5.4% on top of a 7.2% increase for fiscal 2010.

Gross profit as a percentage of net sales for the fourth quarter of fiscal 2011 increased 120 basis points to 34.3% compared to 33.1% for the fourth quarter of last year. The improvement in gross profit for the quarter was primarily due to higher merchandise margin and to a lesser extent lower occupancy costs as a percentage of net sales. Gross profit as a percentage of net sales for fiscal 2011 increased 40 basis points to 32.1% compared to 31.7% last year. The improvement in gross profit for the year was due to lower occupancy costs, partially offset by lower merchandise margin related to the clearance of seasonal outdoor merchandise in the first half of fiscal 2011.

Barry Feld, President and Chief Executive Officer, commented, “Fiscal 2011 marked another year of significant progress for Cost Plus World Market. Growth in revenue was driven by continued improvement in customer count and our first annual increase in the average ticket since 2007. Notably, we saw acceleration in same store sales growth during the second half of fiscal 2011, culminating in a 7.6% comp in the fourth quarter. This momentum has continued into the first quarter of fiscal 2012, reinforcing management’s view that Cost Plus World Market is uniquely positioned to capture market share in a value based economy while steadily increasing bottom line profitability.”

Mr. Feld concluded, “We now have two years of solid growth and profitability behind us, as well as a very promising year ahead. We entered 2012 debt free and remain optimistic about our growth trajectory across all channels as evidenced by our 2012 outlook. Our fiscal 2012 plan calls for measured investment in the business, which will be funded by cash flow from operations. Management will continue to tightly control expenses as we execute our initiatives to ensure top and bottom line growth.”

As a percentage of net sales, selling, general and administrative (SG&A) expenses for the fourth quarter of fiscal 2011 decreased 80 basis points to 22.6% compared to 23.4% for the fourth quarter last year. As a percentage of net sales, SG&A expenses for fiscal 2011 also decreased 80 basis points to 28.8% compared to 29.6% last year. The decrease in SG&A expenses as a percentage of net sales for the quarter and the year was primarily due to increased leverage from higher sales.

Net income from continuing operations for the fourth quarter of fiscal 2011 was $36.8 million, or $1.56 per diluted share, compared to net income from continuing operations of $28.8 million, or $1.24 per diluted share, for the fourth quarter of fiscal 2010. Net income from continuing operations for fiscal 2011 was $17.7 million, or $0.76 per diluted share, compared to net income from continuing operations of $4.7 million, or $0.21 per diluted share, last year.

Net income for the fourth quarter of fiscal 2011 was $36.5 million, or $1.55 per diluted share, compared to net income of $28.5 million, or $1.23 per diluted share, for the fourth quarter of fiscal 2010. Net income for fiscal 2011 was $16.5 million, or $0.71 per diluted share, compared to net income of $2.9 million, or $0.13 per diluted share, last year.

For the fourth quarter of fiscal 2011, non-GAAP earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations was $47.2 million compared to $37.6 million for the fourth quarter last year. For fiscal 2011, EBITDA from continuing operations was $51.3 million compared to $39.5 million last year.

As a result of paying off the asset-based credit facility, the Company ended the year with no outstanding borrowings and $9.6 million in letters of credit outstanding, compared to $25.4 million in outstanding borrowings and $10.8 million in letters of credit outstanding at the end of last year. The percentage utilization under the credit facility at the end of fiscal 2011 was 7% compared to 28% a year ago. The revolving credit facility expires in January 2016. The Company’s liquidity position is sufficient to meet planned expenditures through the next 12 months and the foreseeable future.

First Quarter and Full Year Fiscal 2012 Outlook from Continuing Operations

The Company is providing its outlook for the first quarter of fiscal 2012 as follows:

•

Net sales in the range of $210 million to $214 million, based on a same store sales increase in the range of 6% to 8% compared to a same store sales increase of 5.5% for the first quarter of fiscal 2011.

•	Gross profit as a percentage of net sales in the range of 31.8% to 31.9% compared to 31.7% for the first quarter of fiscal 2011.

•

Net loss from continuing operations in the range of $1.6 million to $0.8 million, or $0.07 to $0.03 per diluted share, compared to a net loss from continuing operations of $3.0 million for the first quarter of fiscal 2011.

•	EBITDA from continuing operations in the range of $5.4 million to $6.5 million compared to EBITDA from continuing operations of $5.0 million for the first quarter of fiscal 2011.

•	The Company plans to open one new store during the first quarter of fiscal 2012, and no store closures, compared to no new stores and four store closures during the first quarter of fiscal 2011.

The Company is providing its outlook for the full year of fiscal 2012 as follows:

•

Net sales in the range of $1.0 billion to $1.1 billion, based on a same store sales increase in the range of 4% to 6% compared to a same store sales increase of 5.4% for fiscal 2011. Comparable store sales for fiscal 2012 were measured on a 53 to 53 week basis, while comparable store sales for fiscal 2011 were measured on a 52 to 52 week basis.

•	Gross profit as a percentage of net sales in the range of 32.6% to 32.7% compared to 32.1% for fiscal 2011.

•	Income tax expense in the range of $7 million to $8 million compared to $1.6 million for fiscal 2011.

•

Net income from continuing operations in the range of $26 million to $28 million, or $1.07 to $1.12 per diluted share, compared to net income from continuing operations of $17.7 million for fiscal 2011.

•	EBITDA from continuing operations in the range of $63 million to $66 million compared to EBITDA from continuing operations of $51.3 million for fiscal 2011.

•

The Company is targeting to open five to ten new stores and the outlook includes an estimate of eight new stores, including two relocations, compared to five store closures and one relocation during fiscal 2011.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of March 22, 2012, the Company operated 258 stores in 30 states.

Conference Call Information

The Company’s fourth quarter and fiscal 2011 earnings conference call will be today, March 22, 2012, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is (866) 277-1184 and the access code is 30528087. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (888) 286-8010, access code: 38327485, from 3:30 p.m. PT Thursday, March 22, 2012 until 11:59 p.m. PT on Thursday, April 5, 2012. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and at Investor Information section of the Company’s website at www.worldmarket.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such forward-looking statements include, but are not limited to, statements relating to our first quarter and fiscal 2012 outlook, pursuing growth initiatives, controlling expenses, and our liquidity position for the next 12 months and the foreseeable future. The risks and uncertainties include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather and other seasonal considerations; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Use of Non-GAAP Financial Information

This release references the non-GAAP financial measure of EBITDA. The Company believes that the non-GAAP financial measure allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the fourth quarter and full year of fiscal 2011 and for the outlook amounts provided for the first quarter and full year of fiscal 2012. The non-GAAP measure presented may not be comparable to similarly titled measures reported by other companies. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

The following table is a reconciliation of the Company’s net income from continuing operations to EBITDA from continuing operations for the fourth quarter and full year of fiscal 2011 and 2010:

	Fourth Quarter		Full Year
(In thousands)	FY11	FY10	FY11	FY10
Net income from continuing operations	$36,754	$28,775	$17,711	$4,674
Add back:
Net interest expense	3,171	2,900	12,814	11,115
Income tax expense	2,633	715	1,554	876
Depreciation and amortization expense	4,688	5,189	19,235	22,791

EBITDA from continuing operations	$47,246	$37,579	$51,314	$39,456

The following table is a reconciliation of the Company’s projected net income/(loss) from continuing operations to EBITDA from continuing operations for the first quarter and full year of fiscal 2012 compared to actual results for the first quarter and full year of fiscal 2011:

	First Quarter			Full Year
(In thousands)	FY12[1] Outlook		FY11	FY12[1] Outlook		FY11
Net income/(loss) from continuing operations	($1,600)	($800)	($3,035)	$26,000	$28,000	$17,711
Add back:
Net interest expense	3,000	3,000	3,081	12,000	12,000	12,814
Income tax (benefit)/expense	(400)	(100)	(85)	7,000	8,000	1,554
Depreciation and amortization expense	4,400	4,400	5,023	18,000	18,000	19,235

EBITDA from continuing operations	$5,400	$6,500	$4,984	$63,000	$66,000	$51,314

1.	The projected results for fiscal 2012 are provided in the table in a range for the first quarter and the full year.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Fourth Quarter
	January 28, 2012		January 29, 2011
Net sales	$364,312	100.0%	$341,563	100.0%
Cost of sales and occupancy	239,232	65.7	228,599	66.9

Gross profit	125,080	34.3	112,964	33.1
Selling, general and administrative expenses	82,377	22.6	80,090	23.4
Store closure costs	145	0.0	478	0.1
Store preopening expenses	0	0.0	6	0.0

Income from continuing operations, before interest and taxes	42,558	11.7	32,390	9.5
Net interest expense	3,171	0.9	2,900	0.8

Income from continuing operations before income taxes	39,387	10.8	29,490	8.6
Income tax expense	2,633	0.7	715	0.2

Net income from continuing operations	36,754	10.1	28,775	8.4
Loss from discontinued operations	(253)	(0.1)	(278)	(0.1)

Net income	$36,501	10.0%	$28,497	8.3%
Net income per share from continuing operations - diluted	$1.56		$1.24
Net loss per share from discontinued operations - diluted	$(0.01)		$(0.01)
Net income per share - diluted	$1.55		$1.23
Weighted average shares outstanding - diluted	23,520		23,226
New stores opened	0		0

	For the Twelve Month Period Ended
	January 28, 2012		January 29, 2011
Net sales	$963,833	100.0%	$916,564	100.0%
Cost of sales and occupancy	654,208	67.9	625,619	68.3

Gross profit	309,625	32.1	290,945	31.7
Selling, general and administrative expenses	277,411	28.8	270,853	29.6
Store closure (income)/costs	(41)	(0.0)	3,173	0.3
Store preopening expenses	176	0.0	254	0.0

Income from continuing operations, before interest and taxes	32,079	3.3	16,665	1.8
Net interest expense	12,814	1.3	11,115	1.2

Income from continuing operations before income taxes	19,265	2.0	5,550	0.6
Income tax expense	1,554	0.2	876	0.1

Net income from continuing operations	17,711	1.8	4,674	0.5
Loss from discontinued operations	(1,213)	(0.1)	(1,816)	(0.2)

Net income	$16,498	1.7%	$2,858	0.3%
Net income per share from continuing operations - diluted	$0.76		$0.21
Net loss per share from discontinued operations - diluted	$(0.05)		$(0.08)
Net income per share - diluted	$0.71		$0.13
Weighted average shares outstanding - diluted	23,357		22,621
New stores opened	1		2

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	January 28, 2012	January 29, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,870	$2,691
Merchandise inventories, net	199,707	181,853
Other current assets	13,426	12,420

Total current assets	219,003	196,964
Property and equipment, net	135,411	145,678
Other assets, net	5,216	6,007

Total assets	$359,630	$348,649
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,423	$55,822
Accrued compensation	19,017	17,516
Revolving line of credit and term loan	0	25,400
Current portion of distribution center sale-leaseback obligations	929	885
Other current liabilities	26,268	27,363

Total current liabilities	124,637	126,986
Capital lease obligations	4,461	6,029
Long-term distribution center sale-leaseback obligations	110,918	111,847
Other long-term obligations	21,185	25,422
Shareholders’ equity:
Common stock	224	221
Additional paid-in capital	176,331	172,768
Accumulated deficit	(78,126)	(94,624)

Total shareholders’ equity	98,429	78,365

Total liabilities and shareholders’ equity	$359,630	$348,649

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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